LOAN AGREEMENT

Between

JONES SODA CO.

and

KEYBANK NATIONAL ASSOCIATION

Dated as of August 21, 2007

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made between Jones Soda Co. (“Borrower”), and KeyBank National Association (“Lender”). The parties agree as follows:

ARTICLE 1
Definitions

All terms defined below shall have the meaning indicated. All references in this Agreement to:

(a) “dollars” or “$” shall mean U.S. dollars;

(b) “Article,” “Section,” or “Subsection” shall mean articles, sections, and subsections of this Agreement, unless otherwise indicated; and

(c) an accounting term not otherwise defined in this Agreement shall have the meaning assigned to it under GAAP.

1.1 Advances or Advance shall mean the disbursement of loan proceeds under the Revolving Loan.

1.2 Available Amounts shall mean at any time the amount of the Borrowing Limit minus the unpaid balance of the Revolving Note.

1.3 Borrowing Limit shall mean the sum of $15,000,000.00.

1.4 Business Day shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in Seattle, Washington, are authorized or required by law to close.

1.5 Commencement Date shall mean the first day of any LIBOR Interest Period as requested by Borrower.

1.6 Default shall be as defined in Section 9.1 hereof.

1.7 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.8 Expiration Date shall mean August 21, 2009, unless the Revolving Loan is sooner terminated in accordance with Subsection 9.3.2.

1.9 GAAP shall mean generally accepted accounting principles as in effect from time to time in the United States and as consistently applied by Borrower.

1.10 Interest Payment Dates shall mean the 1st day of each month as to each Prime Rate Loan and LIBOR Rate Loan.

1.11 LIBOR Borrowing Rate shall mean the sum of (i) the LIBOR Rate; and (ii) the LIBOR Margin.

1.12 LIBOR Business Day shall mean a Business Day on which dealings are carried on in the London interbank Eurodollar market.

1.13 LIBOR Interest Period shall mean the period commencing on the date of any Advance at, or conversion to, a LIBOR Rate and ending thirty (30), sixty (60) or ninety (90) days thereafter as selected by Borrower, subject to the restrictions of Article 3; provided that (A) any LIBOR Interest Period which would otherwise expire on a day which is not a Business Day, shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such LIBOR Interest Period into another calendar month, in which event the LIBOR Interest Period shall end on the immediately preceding Business Day; and (B) any LIBOR Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of a calendar month.

1.14 LIBOR Margin shall mean 100 basis points (1.00% per annum).

1.15 LIBOR Rate shall mean, for any LIBOR Interest Period, a rate per annum calculated by Lender in good faith, which Lender determines with reference to the rate per annum (rounded upwards to the next higher whole multiple of 1/16 % if such rate is not such multiple) at which deposits in United States dollars are offered by prime banks in the London Interbank Eurodollar market on the Business day occurring two (2) London Banking Days prior to the applicable Commencement Date for a LIBOR Rate Loan, in an amount comparable to the applicable Advance and with a maturity equal to the applicable LIBOR Interest Period.

1.16 LIBOR Rate Loans or Loan shall mean those portions or portion of the Revolving Note accruing interest at the LIBOR Borrowing Rate.

1.17 LIBOR Reserve Requirements means, for any Advance bearing interest at the LIBOR Borrowing Rate, the maximum reserves (whether basic, supplemental, marginal, emergency, or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to the term of such Advance.

1.18 Loan Documents shall mean collectively this Agreement, the Revolving Note, the Security Agreement, financing statements and all other documents, instruments, and agreements now or later executed in connection with this Agreement. Such documents shall be referred to collectively as the “Loan Documents” and individually as a “Loan Document.”

1.19 London Banking Day shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in Seattle, Washington, or London, England, are authorized or required by law to close.

1.20 Obligations shall mean the amounts owing under the Revolving Note, and all fees, costs, expenses and indemnifications due to Lender under this Agreement.

1.21 Person shall mean any individual, trust, partnership, corporation, limited liability company, business trust, unincorporated organization, joint venture or other entity, or any governmental entity, department, agency, or political subdivision.

1.22 Plan shall mean any employee benefit plan or other plan maintained for Borrower’s employees and covered by Title IV of ERISA, excluding any plan created or operated by or for any labor union.

1.23 Prime Borrowing Rate means the (i) the Prime Rate; minus (ii) 150 basis points (1.50% per annum).

1.24 Prime Rate shall mean the floating commercial loan reference rate of Lender, publicly announced from time to time as its “prime rate” or “reference rate” (calculated on the basis of actual number of days elapsed over a year of 360 days), with any change in the Prime Rate to be effective on the date the “reference rate” or “prime rate” changes. The Prime Rate is not necessarily the lowest rate which Lender charges any borrower or class of borrowers. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error with respect to the calculation of the Prime Rate.

1.25 Prime Rate Loans or Loan shall mean those portions or portion of the principal of the Revolving Note accruing interest at the Prime Borrowing Rate.

1.26 Revolving Loan shall mean the Revolving Loan described in Section 2.1 below.

1.27 Revolving Note shall mean that promissory note evidencing the Revolving Loan.

ARTICLE 2

Revolving Loans

2.1 Revolving Loan Facility. Subject to the terms and conditions of this Agreement, Lender shall make Advances to Borrower from time to time, until the Expiration Date, with the aggregate principal amount at any one time outstanding not to exceed the Borrowing Limit. Such loan shall be referred to herein as the “Revolving Loan.” Borrower may use the Revolving Loan by borrowing, prepaying, and reborrowing the Available Amounts, in whole or in part.

2.2 Procedure for Advances. Borrower may request Advances under the Revolving Loan on any Business Day but no later than the Expiration Date, provided that (i) as a result of the Advance, the Borrowing Limit is not exceeded, and (ii) with regard to an Advance regarding a LIBOR Rate Loan only, the amount of the requested LIBOR Advance shall be no less than $1,000,000.00, and any additional LIBOR Advances must be in increments of $250,000.00, and (iii) the conditions to borrowing set forth in Article 4 are met as of the time of the request. Borrower shall give Lender irrevocable notice either orally or in writing, but Lender may require that all oral requests be confirmed in writing, and the notice shall specify the amount to be borrowed and the requested borrowing date. Lender must receive such notice on or before 2:00 p.m., Seattle time, on the day borrowing is requested. All Advances shall be discretionary to the extent notification by Borrower is given subsequent to that time. The following persons (each authorized to do so without consent or authorization of any of the others) are authorized to request Advances under the Revolving Loans until Lender receives from Borrower written notice of the revocation of their authority:

Peter Van Stolk

Hassan Natha

Additional authorized persons may be added upon receipt by Lender of evidence satisfying Lender of their appointment. Borrower agrees to be liable to Lender for all sums either (i) advanced, or (ii) credited to any of Borrower’s accounts with Lender, in either case in accordance with instructions by an authorized person.

2.3 Revolving Loan Fee. The Revolving Loan fee (the “Revolving Loan Fee”) shall be $15,000.00, payable by Borrower on or before the closing of the Revolving Loan.

2.4 Repayment of Revolving Loan. The Revolving Loan shall be repaid by Borrower in accordance with the terms of and shall be evidenced by a promissory note in the form attached hereto as Exhibit A and incorporated herein by this reference (the “Revolving Note”). Interest on the amounts outstanding on the Revolving Loan from time to time shall accrue and be payable at (i) the Prime Borrowing Rate as defined in Section 1.23; or (ii) the LIBOR Borrowing Rate, as defined in Section 1.11 if elected by Borrower, subject to the fulfillment of the conditions set forth in Article 4 and the terms in the Revolving Note, and so long as the amount outstanding under any Revolving Loan does not exceed the Borrowing Limit, Borrower may borrow and reborrow sums under the Revolving Loan through the Expiration Date. Subject to Subsection 3.4.3, the individual Advances made under the Revolving Note may be repaid by Borrower at any time in whole without penalty, provided, that no partial payments of Advances shall be allowed hereunder. Advances under the Revolving Note shall bear interest at the Prime Borrowing Rate or a fixed rate of interest equal to the LIBOR Borrowing Rate for the duration of the LIBOR Interest Period, at Borrower’s election, but subject to Sections 3.4 and 3.5. Interest shall be payable on the Interest Payment Dates.

ARTICLE 3

Interest Rate Options

3.1 Interest Rate. The Revolving Note shall bear interest at the Prime Borrowing Rate unless a LIBOR Borrowing Rate is specifically selected by Borrower in the manner provided herein and as additionally provided in Section 3.3.

3.2 Procedure For Selecting a LIBOR Rate. Borrower may, before 11:00 a.m. Seattle time on any Business Day occurring two London Banking Days before a Commencement Date, request Lender to give a LIBOR Rate quote for a specified loan amount and LIBOR Interest Period. Lender will then quote to Borrower the available LIBOR Rate. Borrower shall have two hours from the time of the quote to elect a LIBOR Rate by giving Lender irrevocable notice of such election, in which case the Advance requested by Borrower shall accrue interest at the LIBOR Rate quoted by Lender plus the LIBOR Margin from the Commencement Date through and including the last day of the LIBOR Interest Period. Lender reserves the right to reject such election, and offer an updated quote, in the case of a significant move in the Eurodollar market occurring after the Lender makes its initial quote.

3.3 Selection of Interest Rates. Advances under the Revolving Loans shall bear interest at the LIBOR Borrowing Rate for the duration of a LIBOR Interest Period, at Borrower’s election; provided that (i) the LIBOR Borrowing Rate may only be selected for a minimum principal amount of no less than $1,000,000.00 and thereafter in integral multiples of $250,000; (ii) no more than three (3) LIBOR Borrowing Rates may be outstanding at any one time on the Revolving Loan, and each LIBOR Interest Period for a LIBOR Rate Loan shall be for 30, 60 or 90 days; and (iii) no LIBOR Interest Period on a Revolving Loan may extend beyond the Expiration Date. Before the expiration of a LIBOR Interest Period, Borrower may elect a new LIBOR Borrowing Rate to be applied to an Advance in the manner described in Section 3.2, or Borrower may notify Lender (in writing, if required by Lender), on or before the time and date Borrower is required to request a LIBOR Rate quote from Lender as described in Section 3.2, that Borrower elects to convert an Advance to a Prime Rate Loan after the termination of the LIBOR Interest Period (in which case the Advance shall commence accruing interest at the Prime Borrowing Rate after the expiration of the LIBOR Interest Period). If Borrower fails to make a timely LIBOR Borrowing Rate or Prime Borrowing Rate election, Advances that previously bore interest at a LIBOR Borrowing Rate will bear interest at the LIBOR Borrowing Rate for consecutive, identical LIBOR Interest Periods until a further election is made, with the LIBOR Borrowing Rate to be determined by Lender for each LIBOR Interest Period in the manner described in Section 3.2 above; provided that if the LIBOR Interest Period relating to any such Advance would end later than the Expiration Date, such Advance will bear interest at the LIBOR Borrowing Rate for the period ending most closely on or before such Expiration Date.

3.4 Increased Costs, Illegality and Prepayment. The following shall apply in the event any Advances are made herein at the LIBOR Borrowing Rate.

3.4.1 Increased Costs. If, because of the introduction of or any change in, or because of a judicial, administrative, or other governmental interpretation of, any law or regulation, there shall be an increase in the cost to Lender of making, funding, maintaining or allocating capital to any Advance bearing interest at the LIBOR Borrowing Rate, including a change in LIBOR Reserve Requirements, then Borrower shall, from time to time upon demand by Lender, pay to Lender additional amounts sufficient to compensate Lender for such increased cost.

3.4.2 Illegality. If, because of the introduction of or any change in, or because of any judicial, administrative, or other governmental interpretation of, any law or regulation, it becomes unlawful for any Lender to make, fund, or maintain any advance at the LIBOR Borrowing Rate, then Lender’s obligation to make, fund, or maintain any such Advance shall terminate and each affected outstanding Advance shall be converted to the Prime Borrowing Rate on the earlier of the termination date for each LIBOR Interest Period or the date the making, funding, or maintaining of each such Advance becomes unlawful.

3.4.3 Reimbursement of Costs. If Borrower repays any Advance bearing interest at the LIBOR Borrowing Rate prior to the end of the applicable LIBOR Interest Period, including, without limitation, a prepayment under Subsections 3.4.1 or 3.4.2 above, Borrower shall reimburse Lender on demand for any resulting loss or expense incurred by Lender, including, without limitation, any loss or expense incurred in obtaining, liquidating or re-employing deposits from third parties. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by Lender and submitted by Lender to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to Lender under this Subsection shall be made as though Lender shall have actually funded the relevant Advance through deposits or other funds acquired from third parties for such purpose, provided, however, that Lender may fund any Advance bearing interest at the LIBOR Borrowing Rate in any manner it sees fit and the foregoing assumption shall be utilized only for purposes of calculation of amounts payable under this Subsection. Lender will be entitled to receive the reimbursement provided for herein regardless of whether the prepayment is voluntary (including demand or acceleration of the Revolving Loans upon Borrower’s default).

3.5 Inability to Participate in Market. If Lender in good faith cannot participate in the Eurodollar market for legal or practical reasons, the LIBOR Borrowing Rate shall cease to be an option hereunder. Lender shall notify Borrower if and when it again becomes legal or practical to participate in the Eurodollar market, at which time the LIBOR Borrowing Rate shall resume being an option.

ARTICLE 4

Conditions of Lending

Lender’s obligations to make the Revolving Loan and make each Advance are subject to the following conditions precedent, unless waived by Lender in writing:

4.1 Authorization. Borrower shall have delivered to Lender (i) a certified copy of the resolution of Borrower’s board of directors authorizing the transactions contemplated by this Agreement and the execution, delivery, and performance of all the Loan Documents; (ii) a Certificate of Existence or similar certificate from the Washington Secretary of State certifying that Borrower is in existence and in good standing under the laws of the state of Washington, dated at least thirty (30) or less days before the date of Borrower’s execution of this Agreement; (iii) a copy of the current Articles of Incorporation of Borrower; and (iv) if requested by Lender, an opinion of Borrower’s legal counsel in a form satisfactory to Lender and Lender’s counsel opining that, among other things, Borrower has the proper authority to enter into this Agreement and consummate the transaction described herein.

4.2 Representations and Warranties. The representations and warranties made by Borrower in the Loan Documents and in any certificate, document, or financial statement furnished at any time shall continue to be true and correct, except to the extent that such representations and warranties expressly relate to an earlier date.

4.3 Compliance. No Default or other event which, upon notice or lapse of time or both would constitute a Default, shall have occurred and be continuing.

4.4 Documentation. Borrower shall have executed and delivered to Lender all documents to reflect the existence of the Obligations, including, without limitation, the Loan Documents.

4.5 Proof of Insurance. Proof of insurance as required by Section 7.11 has been provided to Lender.

4.6 Payment of Fees. Borrower shall have paid Lender all fees and costs required to be paid to Lender by Borrower before any Advance pursuant to this Agreement, including, without limitation, the Revolving Loan Fee.

ARTICLE 5
Collateral

5.1 Collateral. To secure payment of the Revolving Loan and performance of all other obligations and duties owed by Borrower to Lender, Borrower (and others, if required) shall grant to Lender first priority security interests in all of Borrower’s property and assets (collectively the “Collateral”), including, without limitation, all of Borrower’s present and future tangible and intangible property, including, without limitation, all accounts, inventory, equipment, general intangibles, patents, trademarks, trade names, copyrights and intellectual property and the other property which shall be described in the Security Agreement referenced in this section below. Borrower shall execute a commercial security agreement (the “Security Agreement”) in favor of Lender, which Security Agreement shall be in form and substance acceptable to Lender, and pursuant to which Borrower shall grant Lender a security interest in the Collateral. Lender’s security interest in the Collateral shall be a continuing lien and shall include the proceeds and products of the Collateral, including without limitation, the proceeds of any insurance. With respect to the Collateral, Borrower agrees and represents and warrants to Lender and shall comply with the provision of Sections 5.2 and 5.3 below.

5.2 Perfection of Security Interest. Borrower grants Lender the authority to file financing statements with the appropriate filing offices to perfect Lender’s security interests in the Collateral. At Lender’s request, Borrower agrees to take whatever other actions are requested by Lender to perfect and continue Lender’s security interest in the Collateral. Upon request of Lender, Borrower will deliver to Lender any and all of the documents evidencing or constituting the Collateral, and Borrower will note Lender’s interest upon any and all chattel paper if not delivered to Lender for possession by Lender. Contemporaneous with the execution of this Agreement, Borrower will file one or more UCC financing statements and any and all similar statements in the appropriate location or locations as may be required by applicable law. Borrower hereby appoints Lender as its irrevocable attorney-in-fact for the purpose of executing or filing any documents necessary to perfect or to continue any security interest. Lender may at any time, and without further authorization from Borrower, file a carbon, photograph, facsimile, or other reproduction of any financing statement for use as a financing statement. Borrower will reimburse Lender for all expenses for the perfection, termination, and the continuation of the perfection of Lender’s security interest in the Collateral. Borrower will promptly notify Lender of any change in Borrower’s name including any change to the assumed business names of Borrower. Borrower also will promptly notify Lender of any change in Borrower’s Employer Identification Number. Borrower further agrees to notify Lender in writing prior to any change in address or location of Borrower’s state of incorporation and/or principal governance office or should Borrower merge or consolidate with any other entity.

5.3 Collateral Records. Borrower does now, and at all times hereafter shall, keep correct and accurate records of the Collateral, all of which records shall be available to Lender or Lender’s representative upon demand for inspection and copying at any reasonable time. With respect to Borrower’s accounts, Borrower agrees to keep and maintain such records as Lender may require regarding the Collateral, including, without limitation, information concerning Borrower’s accounts, including account balances and agings.

ARTICLE 6

Representations and Warranties

To induce Lender to enter into this Agreement, Borrower represents, warrants, and covenants to Lender as follows:

6.1 Corporate Existence. Borrower is in good standing as a corporation under the laws of the state of Washington, has the corporate power, authority, and legal right to own and operate its property or lease the property it operates and to conduct its current business; and is qualified to do business and is in good standing in all other jurisdictions where the ownership, lease, or operation of its property or the conduct of its business requires such qualification.

6.2 Enforceability. The Loan Documents, when executed and delivered by Borrower, shall be enforceable against Borrower in accordance with their respective terms.

6.3 No Legal Bar. The execution, delivery, and performance by Borrower of the Loan Documents, and the use of the loan proceeds, shall not violate any existing law or regulation applicable to Borrower; any ruling applicable to Borrower of any court, arbitrator, or governmental agency or body of any kind, Borrower’s articles of incorporation or bylaws, any security issued by Borrower, or any mortgage, indenture, lease, contract, undertaking, or other agreement to which Borrower is a party or by which Borrower or any of its property may be bound.

6.4 Financial Information. By submitting each of the financial statements required by Subsection 7.2, Borrower is deemed to represent and warrant that: (a) such statement is complete and correct and fairly presents its financial condition as of the date of such statement; (b) such statement discloses all liabilities that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent; and (c) such statement has been prepared in accordance with GAAP. As of the date submitted, there has been no adverse change in Borrower’s financial condition, since the date of preparation of such financial statements which would materially impair Borrower’s ability to repay the obligations.

6.5 Liens and Encumbrances. As of this date, Borrower has good and marketable title to its property free and clear of all security interests, liens, encumbrances, or rights of others, except as disclosed in writing to Lender, and except for taxes which are not yet delinquent and conditions, restrictions, easements, and rights of way of record which do not materially affect the use of any of Borrower’s property.

6.6 Litigation. Except as disclosed in writing to Lender, there is no threatened (to Borrower’s knowledge) or pending litigation, investigation, arbitration, or administrative action which may materially adversely affect Borrower’s business, property, operations, or financial condition.

6.7 Payment of Taxes. Borrower has filed or caused to be filed all tax returns when required to be filed; and has paid all taxes, assessments, fees, licenses, excise taxes, franchise taxes, governmental liens, penalties, and other charges levied or assessed against Borrower or any of its property imposed on it by any governmental authority, agency, or instrumentality that are due and payable (other than those returns or payments of which the amount, enforceability, or validity are contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on Borrower’s books).

6.8 Employee Benefit Plan. Borrower is in compliance in all respects with the provisions of ERISA and the regulations and published interpretations thereunder. Borrower has not engaged in any acts or omissions which would make Borrower liable to the Plan, to any of its participants, or to the Internal Revenue Service, under ERISA.

6.9 Misrepresentations. No information, exhibits, data, or reports furnished by Borrower or delivered to Lender in connection with Borrower’s application for credit misstates any material fact or omits any fact necessary to make such information, exhibits, data, or reports not misleading.

6.10 No Default. Borrower is not in default under any Loan Document, or in any material contract, agreement, or instrument to which it is a party.

6.11 No Burdensome Restrictions. No contract or other instrument to which Borrower is a party, or order, award, or decree of any court, arbitrator, or governmental agency, materially impairs Borrower’s ability to repay the obligations.

6.12 Margin Stock. Borrower is not engaged, nor shall it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” margin stock under Regulation U of the Board of Governors of the Federal Reserve System. Borrower shall not use any part of the proceeds of any Advance for any purpose which violates or is inconsistent with the provisions of Regulation T, U, or X of such Board of Governors, as the same may be amended, supplemented, or modified from time to time.

6.13 Hazardous Substances. The terms “hazardous waste,” “hazardous substance,” “disposal,” “release,” and “threatened release,” as used in this Agreement, shall have the same meanings as set forth in the “CERCLA,” “SARA,” the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 49 U.S.C. Section 6901, et seq., and/or other applicable state or Federal laws, rules or regulations adopted pursuant to any of the foregoing or governing hazardous substances or hazardous waste, including all Washington State laws and regulations. Except as disclosed to and acknowledged by Lender in writing, Borrower represents and warrants that: (a) during the period of Borrower’s ownership of its properties, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any hazardous waste or substance by any person on, under, or about any of the properties; (b) Borrower has no knowledge of, or reason to believe that there has been (i) any use, generation, manufacture, storage, treatment, disposal, release, or threatened release of any hazardous waste or substance by any prior owners or occupants of any of the properties, or (ii) any actual or threatened litigation or claims of any kind by any person relating to such matters; and (c) neither Borrower nor any tenant, contractor, agent or other authorized user of any of its properties shall use, generate, manufacture, store, treat, dispose of, or release any hazardous waste or substance on, under or about any of its properties; and any such activity shall be conducted in compliance with all applicable federal, state and local laws, regulations, and ordinances, including, without limitation, those laws, regulations and ordinances described above. Borrower authorizes Lender and its agents to enter upon the properties to make such inspections and tests as Lender may deem appropriate to determine compliance of the properties with this section of the Agreement. Any inspections or tests made by Lender shall be at Borrower’s expense and for Lender’s purposes only and shall not be construed to create any responsibility or liability on the part of Lender to Borrower or to any other person. The representations and warranties contained herein are based on Borrower’s due diligence in investigating its properties for hazardous waste. Borrower hereby (a) releases and waives any future claims against Lender for indemnity or contribution in the event Borrower becomes liable for clean up or other costs under any such laws, and (b) agrees to indemnify and hold harmless Lender against any and all claims, losses, liabilities, damages, penalties, and expenses which Lender may directly or indirectly sustain or suffer resulting from a breach of this subsection of the Agreement or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release occurring prior to Borrower’s ownership or interest in its properties, whether or not the same was or should have been known to Borrower. The provisions of this subsection of the Agreement, including the obligation to indemnify, shall survive the payment of the Revolving Loan and the termination or expiration of this Agreement and shall not be affected by Lenders’ acquisition of any interest in any of Borrower’s properties, whether by foreclosure or otherwise.

ARTICLE 7

Affirmative Covenants

So long as this Agreement shall remain in effect, or any liability exists under the Loan Documents, Borrower shall:

7.1 Use of Proceeds. The proceeds of the Revolving Loan shall be used exclusively for general corporate purposes.

7.2 Financial Information. Maintain a standard system of accounting in accordance with GAAP and furnish to Lender the following:

7.2.1 Quarterly Financial Statements. As soon as available and, in any event, within forty-five (45) days after the end of each fiscal quarter, a copy of Borrower’s 10-Q report filed with the Security and Exchange Commission (“SEC”).

7.2.2 Annual Financial Statements. As soon as available and, in any event, within one hundred twenty (120) days after the end of each fiscal year, a copy of Borrower’s 10-K report filed with the SEC.

7.2.3 Additional Financial Information. As soon as available and, in any event, within ten (10) days after request, such other data, information, or documentation as Lender may reasonably request.

7.3 Current Ratio. Borrower shall attain a ratio of Current Assets (less prepaid expenses) to Current Liabilities of 2.00 to 1.00 or greater, tested at the end of each fiscal quarter. “Current Assets” and “Current Liabilities” shall have the meanings defined by GAAP.

7.4 Total Debt/Tangible Net Worth Ratio. Borrower shall attain a Total Debt to Tangible Net Worth of not greater than 1.00 to 1.00, tested at the end of each fiscal quarter. “Total Debt” shall mean all of Borrower’s liabilities including Subordinated Debt. “Subordinated Debt” shall mean indebtedness and liabilities of Borrower which have been subordinated by written agreement to indebtedness owed by Borrower to Lender in form and substance acceptable to Lender. “Tangible Net Worth” shall mean Borrower’s total assets, excluding all intangible assets (i.e. goodwill, trademarks, patents, copyrights, organizational expenses and similar intangible items, but including leaseholds and leasehold improvements) less Total Debt.

7.5 Location of Deposit Accounts. Borrower shall keep and maintain all of its operating deposit accounts at Lender until the Revolving Loan has been fully paid and is terminated (Borrower’s investment accounts may be maintained at other institutions).

7.6 Maintenance of Existence. Preserve and maintain its corporate existence, powers, and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in each jurisdiction in which its presence is necessary or desirable in view of its business, operations or ownership of its property. Borrower shall also maintain and preserve all of its property which is necessary or useful in the proper course of its business, in good working order and condition, ordinary wear and tear excepted.

7.7 Books and Records. Keep accurate and complete books, accounts, and records in which complete entries shall be made in accordance with GAAP, reflecting all financial transactions of Borrower.

7.8 Access to Premises and Records. At all reasonable times and as often as Lender may reasonably request, permit any authorized representative designated by Lender to have access to the premises, property, and financial records of Borrower, including all records relating to the finances, operations, and procedures of Borrower, and to make copies of or abstracts from such records.

7.9 Notice of Events. Furnish Lender prompt written notice of:

7.9.1 Proceedings. Any proceeding instituted by or against Borrower in any court or before any commission or regulatory body, or any proceeding threatened against it in writing by any governmental agency which if adversely determined would have a material adverse effect on Borrower’s business, property, or financial condition, or where the amount involved is $1,000,000.00 or more and not covered by insurance;

7.9.2 Material Development. Any material development in any such proceeding referred to in Subsection 7.9.1;

7.9.3 Defaults. Any accident, event, or condition which is or, with notice or lapse of time or both, would constitute a Default, or a default under any other agreement to which Borrower is a party; and

7.9.4 Adverse Effect. Any other action, event, or condition of any nature which could result in a material adverse effect on the business, property, or financial condition of Borrower.

7.10 Payment of Debts and Taxes. Pay all of its liabilities as they come due and perform all obligations promptly and in accordance with their terms, and pay and discharge promptly all taxes, assessments, and governmental charges or levies imposed upon Borrower, its property, or revenues prior to the date on which penalties attach thereto, as well as all lawful claims for labor, material, supplies, or otherwise which, if unpaid, might become a lien or charge upon Borrower’s property. Borrower shall not, however, be required to pay or discharge any such tax, assessment, charge, levy, or claim so long as its enforceability, amount, or validity is contested in good faith by appropriate proceedings.

7.11 Insurance. Maintain commercially adequate levels of insurance coverage with financially sound and reputable insurers as approved by Lender, including, without limitation:

7.11.1 Property Insurance. Insurance on all the Collateral and property of a character usually insured by organizations engaged in the same or similar type of business as Borrower against all risks, casualties, and losses through extended coverage or otherwise and of the kind customarily insured against by such organizations, with such policy or policies naming Lender as loss payee, as its interests may appear;

7.11.2 Liability Insurance. Public liability insurance against tort claims which may be asserted against Borrower; and

7.11.3 Additional Insurance. Such other insurance as may be required by law.

ARTICLE 8

Negative Covenants

So long as this Agreement shall remain in effect, or any liability shall exist under the Loan Documents, Borrower shall not, without prior written consent of Lender:

8.1 Merger. Become a party to any merger, consolidation, or like corporate change, or make any substantial transfer or contribution to, or material investment in, stock, shares, or licenses of any Person.

8.2 Capital Structure. Issue, purchase, retire, or redeem any of its capital stock or take any other action which would effect a substantial change in Borrower’s capital structure.

8.3 Laws. Violate any laws, including, without limitation, the federal Fair Labor Standards Act or any comparable state wage and hour law.

8.4 ERISA. Engage in any act or omission which would make Borrower liable under ERISA to the Plan, to any of its participants, or to the Internal Revenue Service.

8.5 Dissolution. Adopt any agreement or resolution for dissolving, terminating, or substantially altering Borrower’s present business activities.

8.6 Business Activities. Engage or enter into any activity which is unusual to Borrower’s existing business.

ARTICLE 9

Events and Consequences of Default

9.1 Events of Default. Any of the following events shall, at the option of Lender and at any time without regard to any previous knowledge on the part of Lender, constitute a default by Borrower under the terms of this Agreement, the Revolving Note, and all other Loan Documents (“Default”):

9.1.1 Nonpayment. Any payment or reimbursement due or demanded under this Agreement or any Loan Document is not made when due or within three (3) days thereafter;

9.1.2 Breach of Warranty. Any representation or warranty made in connection with this Agreement or any other Loan Document, or any certificate, notice, or report furnished pursuant hereto, is determined by Lender to be materially false in any respect when made;

9.1.3 Failure to Perform. Any other term, covenant, or agreement contained in any Loan Document is not performed or satisfied (including any failure to adhere to an affirmative covenant set forth in Article 7 hereof), and, if remediable, such failure continues unremedied for ten (10) days after written notice thereof has been given to Borrower by Lender;

9.1.4 Borrowing Limit. If the aggregate amount of the outstanding Advances under the Revolving Note shall exceed the Borrowing Limit, and Borrower upon written or oral notice from Lender does not immediately pay Lender an amount equal to the difference between the outstanding balance of such Advances due under the Revolving Note and the Borrowing Limit;

9.1.5 Defaults to Third Parties. Should Borrower default under any loan, extension or credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay the Revolving Loan or perform its obligations under this Agreement or any of the Loan Documents;

9.1.6 Loss, Destruction, or Condemnation. A portion of Borrower’s property is affected by any uninsured loss, damage, destruction, theft, sale, or encumbrance other than created herein or is condemned, seized, or appropriated, the effect of which materially impairs Borrower’s financial condition or its ability to pay its debts as they come due;

9.1.7 Attachment Proceedings and Insolvency. Borrower or any of Borrower’s property is affected by any:

(a) Judgment lien, execution, attachment, garnishment, general assignment for the benefit of, creditors, sequestration, or forfeiture, to the extent Borrower’s financial condition or its ability to pay its debts as they come due is thereby materially impaired; or

(b) Proceeding under the laws of any jurisdiction relating to receivership, insolvency, or bankruptcy, whether brought voluntarily or involuntarily by or against Borrower, including, without limitation, any reorganization of assets, deferment or arrangement of debts, or any similar proceeding, and, if such proceeding is involuntarily brought against Borrower, it is not dismissed within sixty (60) days;

9.1.8 Judgments. Final judgment on claims not covered by insurance which, together with other outstanding final judgments against Borrower, exceeds $1,000,000.00, is rendered against Borrower and is not discharged, vacated, or reversed, or its execution stayed pending appeal, within sixty (60) days after entry, or is not discharged within sixty (60) days after the expiration of such stay;

9.1.9 Government Approvals. Any governmental approval, registration, or filing with any governmental authority, now or later required in connection with the performance by Borrower of its obligations under the Loan Documents, is revoked, withdrawn, or withheld, or fails to remain in full force and effect, except Borrower shall have sixty (60) days after notice of any such event to take whatever action is necessary to obtain all necessary approvals, registration, and filings;

9.1.10 Defective Collateralization. This Agreement or any of the Loan Documents ceases to be in full force and effect (including, without limitation, the failure of the Security Agreement to create a valid and perfected security interest in any of the Collateral);

9.1.11 Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower, or any creditor of any grantor, against the Collateral or any portion thereof, securing the Revolving Loan, or by any governmental entity or agency. This includes, without limitation, garnishment, attachment or levy on or of any of Borrower’s deposit accounts with Lender. However, this Default shall not apply if there is a good faith dispute by Borrower or any grantor, as the case may be, as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding, and if Borrower or the grantor gives Lender written notice of the creditor or forfeiture proceeding and furnishes to Lender reserves or a surety bond for the creditor or forfeiture proceeding satisfactory to Lender; and/or

9.1.12 Adverse Change. In Lender’s reasonable opinion, a material adverse change occurs in the financial condition of Borrower.

9.2 Notification of Default. Lender shall promptly furnish Borrower with written notice of the nature and extent of any Default after Lender has actual knowledge thereof.

9.3 Remedies Upon Default. If any Default occurs and is continuing, Lender may at its option, by notice to Borrower:

9.3.1 Terminate Commitments. Refuse to make further Advances;

9.3.2 Accelerate. Declare all principal, accrued interest and other charges under the Revolving Note to be immediately due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may immediately exercise all rights granted to Lender upon default by Borrower under the Revolving Note, the Security Agreement and the other Loan Documents;

9.3.3 Setoff. Exercise its right of setoff, assert its banker’s lien, or counterclaim against any interest of Borrower in each deposit account which Borrower may now or later have with Lender, or any property which is now or later shall be in Lender’s possession; and/or

9.3.4 All Remedies. Pursue all available legal and equitable remedies. All of Lender’s rights and remedies in all Loan Documents shall be cumulative and can be exercised separately or concurrently.

9.4 Default Interest. Upon Default, whether or not acceleration has occurred, all unpaid principal under the Revolving Note shall, at Lender’s option, accrue interest at a fluctuating rate per annum of 5% above the Prime Rate.

9.5 Alleged Default by Lender. In the event that Borrower at any time concludes that Lender has defaulted in any respect under this Agreement or any of the Loan Documents, Borrower shall promptly give notice thereof to Lender and provide Lender with a period of not less than thirty (30) days in which to cure such alleged default; provided, however, that in no event shall this Section 9.5 or Borrower’s giving such notice to Lender extend the time period(s) granted to Borrower to cure any Default under this Agreement or any Loan Document. Failure of Borrower to provide such notice to Lender shall waive Borrower’s right to assert a claim against Lender for such alleged default.

ARTICLE 10

Miscellaneous

10.1 Manner of Payments.

10.1.1 Payments on Nonbusiness Days. Whenever any event is to occur or any payment is to be made under any Loan Document on any day other than a Business Day, such event may occur or such payment may be made on the next succeeding Business Day and such extension of time shall be included in computation of interest in connection with any such payment.

10.1.2 Payments. All payments and prepayments to be made by Borrower shall be made to Lender when due, at Lender’s office as may be designated by Lender, without offsets or counterclaims for any amounts claimed by Borrower to be due from Lender, in U.S. dollars and in immediately available funds.

10.1.3 Application of Payments. All payments made by Borrower shall be applied first against fees, expenses, and indemnities due; second, against interest due; and third, against principal.

10.1.4 Recording of Payments. Lender is authorized to record on a schedule or computer-generated statement the date and amount of each Advance, all conversions between interest rate options, and all payments of principal and interest. All such schedules or statements shall constitute prima facie evidence of the accuracy of the information so recorded.

10.2 Notices. Lender may make Advances and make conversions between interest rates, based on telephonic, telex, and oral requests made by the Persons described in Section 2.2 above. All other notices, demands, and other communications to be given pursuant to any of the Loan Documents shall be in writing and shall be deemed received on the earlier of when actually received, or two (2) days after being mailed, postage prepaid and addressed as follows, or as later designated in writing:

Lender:
KEYBANK NATIONAL ASSOCIATION 1301 Fifth Avenue, Suite 2400	Borrower:
WA-31-13-2474 P.O. Box 90 Seattle, WA 98111-0090 Attention: Jason R. Gill	JONES SODA CO. 234 Ninth Avenue North Seattle, WA 98109 Attention: Peter Van Stolk

10.3 Costs and Expenses. Borrower shall pay, reimburse, and indemnify Lender for:

10.3.1 Out-of-Pocket Expenses. All Lender’s costs and expenses, including, without limitation, all accounting, appraisal, and report preparation fees or expenses, all attorneys’ fees, legal expenses, and recording or filing fees, incurred in connection with the negotiation, preparation, execution, and administration of this Agreement and all other Loan Documents, and all amendments, supplements, or modifications thereto; and

10.3.2 Collection Expenses. All Lender’s costs, expenses, and reasonable attorneys’ fees (including the reasonable value of the services of staff counsel) incurred in connection with the enforcement or preservation of any right under this Agreement or any other Loan Document, whether or not suit is brought. This subsection shall survive the termination of this Agreement.

10.4 Waiver. No failure to exercise and no delay in exercising, on the part of Lender, any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power, or privilege. Further, no waiver or indulgence by Lender of any Default shall constitute a waiver of Lender’s right to declare a subsequent similar failure or event to be a Default.

10.5 Assignment. This Agreement is made expressly for the sole benefit of Borrower and for the protection of Lender and its successors and assigns. The rights of Borrower hereunder shall not be assignable by operation of law or otherwise, without the prior written consent of Lender, which consent may be denied or given in Lender’s sole discretion. Lender may at any time sell, assign, grant participations in, or otherwise transfer to any other financial institution (a “Participant”) all or any part of its obligations under the Revolving Note, and its rights under this Agreement, without notice to Borrower. Lender acknowledges and agrees that any such disposition will not alter or affect Lender’s direct obligations under this Agreement. Borrower acknowledges that any such Participant will become an owner pro rata of the Obligations, and Borrower waives any right it may have to setoff the Obligations against any claims or counterclaims it may have against Lender.

10.6 Merger. The rights and obligations set forth in this Agreement shall not merge into or be extinguished by any of the Loan Documents, but shall continue and remain valid and enforceable. This Agreement and the other Loan Documents constitute Lender’s entire agreement with Borrower, and supersede all prior writings and oral negotiations. No oral or written representation, covenant, commitment, waiver, or promise of either Lender or Borrower shall have any effect, whether made before or after the date of this Agreement, unless contained in this Agreement or another Loan Document, or in an amendment complying with Section 10.7. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

10.7 Amendments. Any amendment or waiver of, or consent to any departure by Borrower from any provision of, this Agreement shall be in writing signed by each party to be bound thereby, and shall be effective only in the specific instance and for the specific purpose for which given.

10.8 Jurisdiction and Venue. Borrower irrevocably consents to the personal jurisdiction of the state and federal courts located in the State of Washington in any action brought under this Agreement or any other Loan Document, and any action based upon the transactions encompassed by this Agreement, whether or not based in contract. Venue of any such action shall be laid in King County, Washington, unless some other venue is required for Lender to fully realize upon any collateral or guaranties.

10.9 Construction. Each term of this Agreement and each Loan Document shall be binding to the extent permitted by law and shall be governed by the laws of the State of Washington, excluding its conflict of laws rules. If one or more of the provisions of this Agreement should be invalid, illegal, or unenforceable in any respect, the remaining provisions of this Agreement shall remain effective and enforceable. If there is a conflict among the provisions of any Loan Documents, the provisions of this Agreement shall be controlling. The captions and organization of this Agreement are for convenience only, and shall not be construed to affect any provision of this Agreement.

10.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and together shall be deemed one document.

10.12 Jury Trial Waiver. Lender and Borrower hereby waive the right to a jury trial in any action, proceeding or counterclaim brought by any party against the other party.

10.13 Time is of the Essence. Time is of the essence of this Agreement.

Dated August 21, 2007	Borrower:
JONES SODA CO. By: /s/ Hassan N. Natha

Its: Chief Financial Officer
Lender:
Dated August 22, 2007	KEYBANK NATIONAL ASSOCIATION By: /s/ James Waters — Its: Assistant V.P.

EXHIBIT A

REVOLVING NOTE

Date:	August 21, 2007
Principal Amount:	$15,000,000.00
Interest Rate:	Prime Rate Minus 1.5% per annum or LIBOR Rate Plus Margin
Final Payment Date:	August 21, 2009
Borrower:	Jones Soda Co.

Promise To Pay. Jones Soda Co. (“Borrower”), promises to pay to KeyBank National Association, located at 1301 Fifth Avenue, Suite 2400, WA-31-13-2474, PO BOX 90 Seattle, WA 98111-0090 (“Lender”), or order, in lawful money of the United States of America, the principal amount set forth above, or so much as has been advanced and not repaid, together with interest on the unpaid outstanding principal balance from the date funds are actually advanced until paid in full all in accordance with the terms set forth below. This Note is the “Revolving Note” referred to in that certain Loan Agreement of even date herewith (the “Loan Agreement”), entered into by and between Borrower and Lender. All capitalized terms that are used in this Note but are not otherwise defined herein are intended to have the meanings assigned to such terms in the Loan Agreement.

1. Repayment. Beginning on the first day of the first month after an Advance is made hereof, and continuing on or before the first day of each month during the term hereof, Borrower shall pay to Lender all accrued interest outstanding hereon, subject to any grace period set forth in the Loan Agreement. Notwithstanding any other term hereof, each Advance and all principal, interest, fees and other sums outstanding hereunder shall be repaid no later than the Final Payment Date, which is August 21, 2009; provided that the Final Payment Date may be hereafter extended by Lender in its sole discretion, subject to such terms as Lender shall require. Additionally, if at any time the aggregate amount of the outstanding Advances under the revolving loan evidenced by this Note (the “Revolving Loan”) shall exceed the applicable Borrowing Limit as described in the Loan Agreement, Borrower, upon written or oral notice from Lender, shall immediately pay to Lender an amount equal to the difference between the outstanding balance of such Advances and the Borrowing Limit. Borrower shall pay Lender at Lender’s address described above or at such other place as Lender may designate in writing, or, at the election of Lender, Lender may directly debit Borrower’s operating or other accounts with Lender. Unless otherwise agreed or required by applicable law, payments will be applied by Lender first to all legal and collection costs and charges; next to late charges; next to accrued interest; and the remainder to principal.

2. Variable Interest Rate. The interest rate on this Note is subject to change from time to time based on changes in an index which is Lender’s Prime Rate (the “Prime Rate”) as announced by Lender. The interest rate will change automatically and correspondingly on the date of each announced change of the Prime Rate by Lender with regard to Advances under the Loan accruing interest based on the Prime Rate. The Prime Rate is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. If the Prime Rate becomes unavailable during the term of this Loan, the Lender may designate a similar substitute index after notifying Borrower. Lender will inform Borrower of the current Prime Rate upon Borrower’s request. Borrower understands that Lender may make loans, as applicable, based on other rates as well. The interest rate change will not occur more often than each day that the Prime Rate changes. The Prime Rate currently is 8.25% per annum. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate equal to the Prime Rate, minus 1.5% per annum (the “Prime Borrowing Rate”). As more fully set forth in the Loan Agreement, Borrower may elect to have Advances under the Loan bear interest based on the LIBOR Rate defined in the Loan Agreement plus the LIBOR Margin of 1.00% per annum (the “Libor Borrowing Rate”) for 30, 60 or 90 days at the time and in the manner described in the Loan Agreement. In such case, such Advances shall thereafter accrue interest at the LIBOR Borrowing Rate in accordance with the Loan Agreement. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

3. Prepayment. Borrower agrees that all Loan fees and other prepaid finance charges are earned fully as of the date of the Loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing and as provided under the Loan Agreement (including in Section 3.4.3), Borrower may pay without penalty any individual Advance made hereunder in full earlier than it is due, provided that no partial payment of any Advance shall be allowed hereunder. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments of accrued and unpaid interest. Rather, they will reduce the principal balance due.

4. Loan Advances. Lender agrees to make Advances to Borrower hereunder from time to time from the date of this Note to the Expiration Date as set forth in the Loan Agreement; provided that the aggregate amount of such Advances outstanding at any time does not exceed the Borrowing Limit. However, Advances hereunder may be borrowed, repaid and reborrowed, and the aggregate Advances loaned hereunder from time to time may exceed such maximum amount.

5. Late Charge. If a payment owing hereon is ten (10) days or more late, Borrower will be charged 5.000% of the regularly scheduled payment.

6. Default. Defaults hereunder and under other Loan Documents and Lender’s rights upon an Event of Default by Borrower shall be those set forth in the Loan Agreement.

7. Remedies. Including the remedies described in the Loan Agreement, upon the occurrence of an Event of Default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest and other sums owing hereon immediately due, without notice, and then Borrower must pay that amount. Upon the occurrence of an Event of Default, including, without limitation, Borrower’s failure to fully pay this Note when due, Lender, at its option, may also increase the variable interest rate of this Note to five percentage points (5%) over the Prime Rate, which rate shall thereafter accrue on all Advances under this Note. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower also will pay Lender that amount. This includes, subject to any limits under applicable law, court costs, Lender’s attorneys’ fees and legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. This Note has been delivered to and accepted by Lender in the State of Washington. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of King County, State of Washington. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other. This Note shall be governed by and construed in accordance with the laws of the State of Washington.

8. Right of Setoff. Borrower grants to Lender a contractual security interest in, and hereby assigns, conveys, delivers, pledges and transfers to the Lender all Borrower’s right, title and interest in and to Borrower’s accounts with Lender (whether checking, savings or some other account), including, without limitation, all accounts held jointly with someone else and all accounts Borrower may open in the future, excluding however all IRA, Keogh, and trust accounts. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on this Note against any and all such accounts.

9. General Provisions. Time is of the essence of this Note. Lender may delay or forgo enforcing any of its rights and remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, each waive presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this Note, or release any party, and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this Note without the consent of or notice to anyone other than the party with whom the modification is made.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THIS NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS NOTE.

NOTICE CONCERNING ORAL AGREEMENTS

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR
FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW

BORROWER:

JONES SODA CO.

By: /s/ Hassan N. Natha
Its: Chief Financial Officer